Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports Fourth Quarter and Full Year 2015 Results

- Reports Full Year Net Income of $111.5 Million -

- Reports Record Full Year Consolidated Adjusted EBITDA of $325.1 Million, an Increase of 11.7

Percent Over Full Year 2014 -

- Declares First Quarter 2016 Dividend of $0.75 Per Share; Intends to Pay a $3.00 Per Share Annual

Dividend, an 11 Percent Increase Over Full Year 2015 -

- Gross Advanced Group Bookings Increase 12.3 Percent Over Fourth Quarter 2014 -

- Issues 2016 Guidance -

NASHVILLE, Tenn. (Feb. 26, 2016) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the fourth quarter and full year ended December 31, 2015.

Colin Reed, chairman and chief executive officer of Ryman Hospitality Properties, said, “We stated at the outset of 2015 that we believed it would be another strong year for our company, and as we finished the year with solid fourth quarter results, 2015 went into the books as our very best year on record from a revenue, profitability and hospitality bookings perspective. The double-digit Adjusted EBITDA growth we realized in full year 2015 when compared to full year 2014 speaks to the tremendous operational leverage that exists within our Hospitality segment and is further evidence of the work we have done with Marriott to fine tune this business and position our hotels to take full advantage of the demand we see on the horizon for our unique group-centric model.

“Both the full year and fourth quarter of 2015 were records for the company in terms of gross room night production. The strong production levels we have had over the past few years have positioned us well for 2016 and beyond, particularly given the lack of new group-oriented competitive supply we are seeing in our markets and across the United States for the next several years.”

The Company’s results include the following:

Consolidated Results

($ in thousands, except per share amounts, RevPAR and Total RevPAR)

	Three Months Ended							Twelve Months Ended
	December 31,							December 31,
	As Reported				Pro Forma			As Reported				Pro Forma
	2015	2014	%Δ		2014 (1)	% Δ		2015	2014	% Δ		2014 (1)	% Δ
Total Revenue	$312,120	$291,612	7.0%		$290,013	7.6%		$1,092,124	$1,040,991	4.9%		$1,035,188	5.5%

Same-Store Hospitality Revenue (2)	$285,320	$269,931	5.7%		$268,332	6.3%		$987,631	$954,166	3.5%		$948,363	4.1%

Same-Store RevPAR (2)	$148.38	$136.04	9.1%					$134.80	$129.98	3.7%
Same-Store Total RevPAR (2)	$382.97	$362.32	5.7%		$360.17	6.3%		$334.14	$322.81	3.5%		$320.85	4.1%

Adjusted EBITDA	$88,298	$77,683	13.7%					$325,068	$291,080	11.7%
Adjusted EBITDA Margin	28.3%	26.6%	1.7	pt	26.8%	1.5	pt	29.8%	28.0%	1.8	pt	28.1%	1.7	pt

Same-Store Hospitality Adjusted EBITDA (2)	$86,856	$77,889	11.5%					$312,970	$285,869	9.5%
Same-Store Hospitality Adjusted EBITDA Margin(2)	30.4%	28.9%	1.5	pt	29.0%	1.4	pt	31.7%	30.0%	1.7	pt	30.1%	1.6	pt

Adjusted FFO	$80,656	$65,531	23.1%					$273,734	$240,272	13.9%
Adjusted FFO per diluted share	$1.56	$1.27	22.8%					$5.30	$4.30	23.3%

Operating income(3)	$36,389	$43,739	(16.8%)					$162,062	$153,105	5.9%

Net income available to common shareholders (3) (4) (5)	$38,899	$62,213	(37.5%)					$111,511	$121,035	(7.9%)
Net income per diluted share available to common shareholders (3) (4) (5)	$0.75	$1.21	(38.0%)					$2.16	$2.17	(0.5%)

(1)	Shown pro forma to present 2014 results with an accounting change related to parking fees as stipulated by the hospitality industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, which became effective in January 2015. Prior to 2015, all revenue and expense associated with managed parking services at our hotels were reported on a gross basis. Beginning in 2015, only the net fee received from the parking manager is recorded as revenue.
(2)	Same-Store excludes the AC Hotel at National Harbor, which opened in April 2015.
(3)	Includes the impact of impairment charges recognized in 2015, which are costs associated with our decision to move forward with an expansion of the guest rooms and convention space at Gaylord Texan. This capital project replaced a previously contemplated expansion that we began incurring design costs for during 2007 and had been subsequently put on hold. As the new project will be substantially different from the previously contemplated project, we incurred an impairment charge of $16.3 million for the fourth quarter of 2015.
(4)	Includes a $6.9 million gain in the fourth quarter of 2015 associated with the reimbursement of costs that were previously incurred related to a proposed development in Aurora, Colorado that were reimbursed by the current developer.
(5)	Net income for full year 2015 and 2014 includes losses of $20.2 million and $4.2 million, respectively, on warrant settlements associated with our previous convertible notes. Net income available to common shareholders for full year 2014 also includes a $5.4 million loss on the call spread and warrant modifications related to these convertible notes. Net Income for fourth quarter and full year 2014 includes a gain of $26.1 million related to the sale of the Company’s rights pursuant to a letter of intent with The Peterson Companies.

For the Company’s definitions of RevPAR, Total RevPAR, Adjusted EBITDA and Adjusted FFO, as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR,” “Non-GAAP Financial Measures,” “Revised Adjusted FFO Definition” and “Supplemental Financial Results” below.

Operating Results

Hospitality Segment

For the three months and twelve months ended December 31, 2015 and 2014, the Company reported the following:

Hospitality Segment Results

($ in thousands, except for ADR, RevPAR and Total RevPAR)

	Three Months Ended							Twelve Months Ended
	December 31,							December 31,
	As Reported				Pro Forma			As Reported				Pro Forma
	2015	2014	% Δ		2014 (1)	% Δ		2015	2014	% Δ		2014 (1)	% Δ
Hospitality Results

Hospitality Revenue (2)	$287,472	$269,931	6.5%		$268,332	7.1%		$994,603	$954,166	4.2%		$948,363	4.9%
Hospitality Adjusted EBITDA	$87,416	$77,889	12.2%					$315,466	$285,869	10.4%
Hospitality Adjusted EBITDA Margin	30.4%	28.9%	1.5	pt	29.0%	1.4	pt	31.7%	30.0%	1.7	pt	30.1%	1.6	pt

Hospitality Performance Metrics (2)
Occupancy	76.4%	74.2%	2.2	pt				73.6%	73.3%	0.3	pt
Average Daily Rate (ADR)	$192.87	$183.24	5.3%					$182.56	$177.27	3.0%
RevPAR	$147.33	$136.04	8.3%					$134.44	$129.98	3.4%
Total RevPAR	$376.93	$362.32	4.0%		$360.17	4.7%		$330.61	$322.81	2.4%		$320.85	3.0%

Gross Definite Rooms Nights Booked	976,883	870,144	12.3%					2,336,561	2,272,629	2.8%
Net Definite Rooms Nights Booked	835,883	774,765	7.9%					1,898,181	1,814,044	4.6%
Group Attrition (as % of contracted block)	12.7%	11.5%	(1.2	pt)				12.8%	10.6%	(2.2	pt)
Cancellations ITYFTY (3)	2,484	7,339	66.2%					29,746	31,707	6.2%

Same-Store Hospitality Results (4)
Same-Store Hospitality Revenue (2)	$285,320	$269,931	5.7%		$268,332	6.3%		$987,631	$954,166	3.5%		$948,363	4.1%

Same-Store Hospitality Adjusted EBITDA	$86,856	$77,889	11.5%					$312,970	$285,869	9.5%
Same-Store Hospitality Adjusted EBITDA Margin	30.4%	28.9%	1.5	pt	29.0%	1.4	pt	31.7%	30.0%	1.7	pt	30.1%	1.6	pt

Same-Store Hospitality Performance Metrics (2)
Occupancy	76.9%	74.2%	2.7	pt				73.9%	73.3%	0.6	pt
Average Daily Rate (ADR)	$192.83	$183.24	5.2%					$182.34	$177.27	2.9%
RevPAR	$148.38	$136.04	9.1%					$134.80	$129.98	3.7%
Total RevPAR	$382.97	$362.32	5.7%		$360.17	6.3%		$334.14	$322.81	3.5%		$320.85	4.1%

(1)	Shown pro forma to present 2014 results with an accounting change related to parking fees as stipulated by the hospitality industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, which became effective in January 2015. Prior to 2015, all revenue and expense associated with managed parking services at our hotels were reported on a gross basis. Beginning in 2015, only the net fee received from the parking manager is recorded as revenue.
(2)	During the twelve months ended December 31, 2015, Gaylord Opryland had approximately 18,000 room nights out of service due to a room renovation project that was completed in September 2015. During the twelve months ended December 31, 2014, Gaylord Texan had approximately 36,000 room nights out of service due to a room renovation project that was completed in August 2014. Out of service rooms do not impact total available room count for calculating hotel metrics (e.g., Occupancy, RevPAR, and Total RevPAR).
(3)	“ITYFTY” represents In The Year For The Year.
(4)	Same-Store excludes the AC Hotel at National Harbor, which opened in April 2015.

Property-level results and operating metrics for fourth quarter and full year 2015 are presented in greater detail below and under “Supplemental Financial Results.” Highlights for fourth quarter 2015 for the Hospitality segment and at each property include:

•	Hospitality Segment (Same-Store): Total revenue increased 5.7 percent to $285.3 million in fourth quarter 2015 compared to fourth quarter 2014. RevPAR increased 9.1 percent in fourth quarter 2015 compared to fourth quarter 2014, driven primarily by an increase in ADR. Total RevPAR increased 5.7 percent in fourth quarter 2015 compared to fourth quarter 2014, driven primarily by occupancy increases and food and beverage revenues. Adjusted EBITDA for fourth quarter 2015 increased 11.5 percent, as compared to fourth quarter 2014, to $86.9 million, and Adjusted EBITDA margin grew by 150 basis points compared to the prior-year quarter.

•	Gaylord Opryland: Total revenue for fourth quarter 2015 increased 7.1 percent, compared to fourth quarter 2014, to $96.9 million, driven by strong ADR growth of 6.4 percent primarily from association and transient rate growth. An increase in banquet revenue also led to the year-over-year increase in total revenue. Adjusted EBITDA increased 18.7 percent in fourth quarter 2015, compared to fourth quarter 2014, to $31.5 million and Adjusted EBITDA margin grew by 320 basis points compared to the same period in 2014, again driven by strong ADR growth, banquet revenue and strong overall expense management.

•	Gaylord Palms: Total revenue for fourth quarter 2015 was $52.3 million, a 13.7 percent increase from the 2014 period, driven equally by growth in occupancy and ADR related to an increase in group business, as well as an increase in transient business related to holiday programming. Adjusted EBITDA increased 25.1 percent, as compared to fourth quarter 2014, to $14.4 million, and Adjusted EBITDA margin increased by 250 basis points from the same period in 2014 to 27.5 percent. Decreased attrition and cancellation revenue and higher administrative costs, including increases in property tax and property insurance negatively impacted the hotel’s margin for the quarter.

•	Gaylord Texan: Total revenue for fourth quarter 2015 was $65.0 million, a 3.5 percent increase from the 2014 period, driven primarily by a total occupancy increase of 7.4 points that included a shift to association room nights, as well as higher-rated transient business related to holiday programming. Adjusted EBITDA increased 3.7 percent, as compared to fourth quarter 2014, to $22.4 million. Adjusted EBITDA margin was flat compared to the same period in 2014 at 34.4 percent.

•	Gaylord National: Total revenue for fourth quarter 2015 was flat at $67.6 million compared to the 2014 period. Adjusted EBITDA increased 2.0 percent, as compared to fourth quarter 2014, to $16.6 million, driven primarily by a modest increase in ADR, and Adjusted EBITDA margin was flat at 24.5 percent.

Reed continued, “Overall, our hotels had an excellent close to the year with three of our four hotels experiencing occupancy levels approaching or over 80 percent during the fourth quarter of 2015, which coupled with healthy ADR growth, outside-the-room spending and good expense management led to an 11.5 percent increase in same-store Hospitality Adjusted EBITDA, when compared to fourth quarter 2014, and a 30 percent Adjusted EBITDA margin. We were pleased to see Gaylord Palms rebound from a challenging third quarter, while both Gaylord Opryland and Gaylord Texan closed out their best years on record from a revenue and profitability standpoint. We remain excited by the strong short- and long-term group and leisure demand we are seeing in the greater Dallas market.”

Entertainment Segment

For the three months and twelve months ended December 31, 2015 and 2014, the Company reported the following:

	Three Months Ended				Twelve Months Ended
($ in thousands)	December 31,				December 31,
	2015	2014	% Δ		2015	2014	% Δ
Revenue	$24,648	$21,681	13.7%		$97,521	$86,825	12.3%
Operating Income	$4,512	$4,830	-6.6%		$24,353	$21,752	12.0%
Adjusted EBITDA	$6,205	$6,238	-0.5%		$30,787	$27,529	11.8%
Adjusted EBITDA Margin	25.2%	28.8%	-3.6	pt	31.6%	31.7%	-0.1	pt

Reed continued, “Our Entertainment segment had another impressive year with double-digit revenue gains in the fourth quarter and full year of 2015, compared to 2014, as well as an 11.8 percent increase in Adjusted EBITDA for full year 2015. This business segment continues to strengthen, and we are enthusiastic about its future growth prospects, which we plan to discuss at our upcoming Institutional Investor and Analyst Day in March.”

Corporate and Other Segment Results

For the three months and twelve months ended December 31, 2015 and 2014, the Company reported the following:

	Three Months Ended			Twelve Months Ended
($ in thousands)	December 31,			December 31,
	2015	2014	% Δ	2015	2014	% Δ
Operating Loss (1)	($8,197)	($8,582)	4.5%	($31,674)	($31,171)	(1.6%)
Adjusted EBITDA	($5,323)	($6,444)	17.4%	($21,185)	($22,318)	5.1%

(1)	Corporate operating loss for the three months and twelve months ended December 31, 2015 includes a non-cash settlement charge of $0.8 million and $2.4 million, respectively, for the Company’s grandfathered defined benefit pension plan, which was a result of increased lump sum distributions during 2015.

Development Update

Subsequent to the end of the quarter, on January 20, 2016, the Company announced a $120 million expansion of Gaylord Texan Resort and Convention Center. The planned expansion will add 300 guest rooms and 86,000 square feet of carpeted meeting space, bringing the Texan’s total room count to 1,811 rooms and the total meeting space to approximately 490,000 square feet. Construction is expected to begin in fourth quarter 2016 and expected to be completed during the second quarter of 2018. The project also includes a $5 million resort pool expansion, which is expected to be completed for the 2016 summer season. The project will be funded with cash on hand and borrowings under the Company’s revolving credit facility. In addition, the City of Grapevine has agreed to rebate $1 million of the hotel’s rooms tax annually for a ten-year period upon the completion of the expansion, for a total of $10 million in city incentives.

Dividend Update

The Company paid its fourth quarter 2015 cash dividend of $0.70 per share of common stock on January 15, 2016 to stockholders of record on December 30, 2015. Including the fourth quarter cash dividend payment, the Company paid a total of $2.70 per share of common stock for full year 2015.

Today, the Company declared its first quarter cash dividend of $0.75 per share of common stock payable on April 15, 2016 to stockholders of record on March 31, 2016. It is the Company’s current plan to distribute total 2016 annual dividends of approximately $3.00 per share in cash in equal quarterly payments in April, July, and October of 2016 and in January of 2017, which is an 11 percent increase over the full year 2015 dividend of $2.70. If expected regular quarterly dividends for 2016 do not satisfy the Company’s annual distribution requirements, the Company would satisfy the annual distribution requirement by paying a “catch up” dividend in January 2017. Any future dividend is subject to the board’s future determinations as to the amount of quarterly distributions and the timing thereof.

Balance Sheet/Liquidity Update

As of December 31, 2015, the Company had total debt outstanding of $1,431.7 million, net of unamortized deferred financing costs, and unrestricted cash of $56.3 million. As of December 31, 2015, $306.4 million of borrowings were drawn under the revolving credit line of the Company’s credit facility, and the lending banks had issued $1.8 million in letters of credit, which left $391.8 million of availability for borrowing under the credit facility.

Share Repurchase Authorization Update

On August 20, 2015, the Board of Directors authorized a share repurchase program for up to $100 million of the Company’s common stock using cash on hand and borrowings under its revolving credit line. The repurchases are intended to be implemented through open market transactions on U.S. exchanges or in privately negotiated transactions, in accordance with applicable securities laws, and any market purchases will be made during open trading window periods or pursuant to any applicable Rule 10b5-1 trading plans. The repurchase authorization extends until December 31, 2016. The timing, prices, and sizes of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock. As of February 25, 2016, the Company had repurchased and cancelled approximately 500,000 shares of its common stock during the first quarter of 2016 for an aggregate purchase price of approximately $23.0 million, which the Company funded using cash on hand and borrowings under the revolving credit line of its credit facility.

Reed continued, “We put this share repurchase program in place so we would be well-positioned to enter the market in the event that we felt our equity price was not reflective of the intrinsic value of our business and our irreplaceable assets. We are bullish on our business, and these repurchases represent an important part of both our capital allocation and long-term value creation strategies for our shareholders.”

Guidance

The following business performance outlook is based on current information as of February 26, 2016. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed continued, “As we have discussed over the past year, 2016 has been building for some time to be a strong year for our company. We entered 2016 with more group room nights on the books than we had going into 2015, and a majority of these additional room nights are in the corporate group segment, which typically drives higher room rate and outside-the-room spend. While overall economic outlook remains uncertain, we believe this solid base of group bookings will allow us to drive steady growth in revenue. As such, we are reflecting an anticipated RevPAR growth of 3.5% to 6.0% versus 2015. Given the group business we have on the books for 2016, we expect outside-the-room spending to remain healthy as well. As such, we believe we will generate between 3.5% and 6.0% growth in Total RevPAR over 2015.

We are providing full year 2016 Adjusted EBITDA guidance for our Hospitality segment of $328.0 to $338.0 million, and we anticipate Adjusted EBITDA margin will improve by 30 to 50 basis points. In addition, this Adjusted EBITDA guidance for our Hospitality segment includes the impact of continued room renovation work at Gaylord Opryland, which we believe will result in approximately 34,100 room nights out of service for 2016. For comparability purposes, we have not included the 192-room AC Hotel in our Hospitality RevPAR and Hospitality Total RevPAR guidance, as this property opened in April 2015. Adjusted EBITDA guidance for this property for full year 2016 is $3.0 to $4.0 million. Our 2016 Adjusted EBITDA guidance for the Entertainment segment is $31.0 to $35.0 million and Corporate & Other guidance for Adjusted EBITDA in 2016 is a loss of $23.0 to $21.0 million. As a result, our guidance for 2016 Adjusted EBITDA on a consolidated basis is $339.0 to $356.0 million.”

$ in millions, except per share figures	Guidance
	Full Year 2016
	Low	High
Hospitality RevPAR [1]	3.5%	6.0%
Hospitality Total RevPAR [1]	3.5%	6.0%
Hospitality Adjusted EBITDA Margin Change	+ 30 bps	+ 50 bps

Adjusted EBITDA
Hospitality [2]	$328.0	$338.0
AC Hotel	3.0	4.0
Entertainment (Opry and Attractions)	31.0	35.0
Corporate and Other	(23.0)	(21.0)

Consolidated Adjusted EBITDA	$339.0	$356.0

Funds from Operations (FFO)	$247.8	$268.8
Adjusted FFO [3]	$268.6	$289.0

FFO per Diluted Share	$4.83	$5.24
Adjusted FFO per Diluted Share	$5.24	$5.63

Estimated Diluted Shares Outstanding	51.3	51.3

1.	Hospitality segment guidance for RevPAR and Total RevPAR does not include the AC Hotel.
2.	Hospitality segment guidance assumes approximately 34,100 room nights out of service in 2016 due to the renovation of rooms at Gaylord Opryland. The out of service rooms do not impact total available room count for calculating hotel metrics (e.g., RevPAR and Total RevPAR).
3.	See “Revised Adjusted FFO Definition” below for a description of how we calculate AFFO and certain changes to this calculation beginning in 2016 (which changes are reflected in the guidance range above).

Earnings Call Information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 11 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings and Webcasts) at least 15 minutes prior to the call to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be available for at least 30 days.

2016 Institutional Investor and Analyst Day

The Company will hold its 2016 Institutional Investor and Analyst Day on March 9 and 10, 2016 at Gaylord Opryland Resort and Convention Center in Nashville, Tennessee. Information on how to register and attend may be found at http://rymanhp.com/investor-analyst-day/. The presentation portion of the event will be webcast and can be accessed through Ryman Hospitality Properties’ website at http://rymanhp.com. To listen to the webcast, please visit the investor relations section of the website at least 15 minutes prior to the beginning of the scheduled presentation to register, download and install necessary multimedia streaming software. For those who cannot listen to the live broadcast, a replay will be available after the presentation and will run for 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, estimated capital expenditures, out-of-service rooms, plans to engage in common stock repurchase transactions and the timing and form of such transactions, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreement. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its Quarterly Reports on Form 10-Q and subsequent filings. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage and other ancillary services revenue by room nights available to guests for the period.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance:

To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from unconsolidated entities; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains and (losses); (gains) and losses on warrant settlements; pension settlement charges; (gain) on sale of Peterson LOI and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA and a reconciliation of segment operating income to segment Adjusted EBITDA are set forth below under “Supplemental Financial Results.” The losses on the call spread and warrant modifications related to our convertible notes and warrant repurchases do not result in a charge to net income; therefore, Adjusted EBITDA does not reflect the impact of these losses. Hospitality Adjusted EBITDA—Same-Store excludes the AC Hotel at National Harbor.

Revised Adjusted FFO Definition

We calculate Adjusted FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing cost, pension settlement charges, gain on the sale of the Peterson LOI and gains (losses) on extinguishment of debt and warrant settlements. For periods prior to 2015, we also deducted certain capital expenditures. Beginning in 2016, we will exclude the impact of deferred income tax expense (benefit). We believe that the presentation of Adjusted FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.” The losses on the call spread and warrant modifications related to our convertible notes and warrant repurchases do not result in a charge to net income; therefore, Adjusted FFO does not reflect the impact of these losses.

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA and Adjusted

FFO, and any related per share measures, should not be considered as alternative measures of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com

~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2015	2014	2015	2014
Revenues :
Rooms	$112,368	$101,349	$404,457	$384,185
Food and beverage	115,226	106,295	461,157	437,673
Other hotel revenue	59,878	62,287	128,989	132,308
Entertainment (previously Opry and Attractions)	24,648	21,681	97,521	86,825

Total revenues	312,120	291,612	1,092,124	1,040,991

Operating expenses:
Rooms	29,851	29,086	110,067	111,864
Food and beverage	67,919	63,610	261,580	248,358
Other hotel expenses	102,476	99,048	312,989	311,836
Management fees	4,141	4,666	14,657	16,151

Total hotel operating expenses	204,387	196,410	699,293	688,209
Entertainment (previously Opry and Attractions)	18,588	15,576	67,363	59,815
Corporate	7,530	7,866	28,914	27,573
Preopening costs	—	11	909	11
Impairment and other charges	16,310	—	19,200	—
Depreciation and amortization	28,916	28,010	114,383	112,278

Total operating expenses	275,731	247,873	930,062	887,886

Operating income	36,389	43,739	162,062	153,105

Interest expense, net of amounts capitalized	(16,136)	(13,170)	(63,901)	(61,447)
Interest income	3,001	3,005	12,384	12,075
Loss on extinguishment of debt	—	—	—	(2,148)
Other gains and (losses), net	7,215	28,008	(10,889)	23,400

Income before income taxes	30,469	61,582	99,656	124,985

Benefit for income taxes	8,430	1,096	11,855	1,467

Net income	38,899	62,678	111,511	126,452

Loss on call spread and warrant modifications related to convertible notes	—	(465)	—	(5,417)

Net income available to common shareholders	$38,899	$62,213	$111,511	$121,035

Basic net income per share available to common shareholders	$0.76	$1.22	$2.18	$2.38

Fully diluted net income per share available to common shareholders	$0.75	$1.21	$2.16	$2.17

Weighted average common shares for the period:
Basic	51,287	51,026	51,241	50,861
Diluted (1)	51,684	51,483	51,612	55,880

(1)	Represents GAAP calculation of diluted shares and does not consider anti-dilutive effect of the Company’s purchased call options associated with its previously outstanding convertible notes. For the twelve months ended December 31, 2014, the purchased call options effectively reduce dilution by approximately 4.5 million shares of common stock.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Dec. 31,	Dec. 31,
	2015	2014
ASSETS:
Property and equipment, net of accumulated depreciation	$1,982,816	$2,036,261
Cash and cash equivalents - unrestricted	56,291	76,408
Cash and cash equivalents - restricted	22,355	17,410
Notes receivable	152,560	149,612
Trade receivables, net	55,033	45,188
Prepaid expenses and other assets	62,379	66,621

Total assets	$2,331,434	$2,391,500

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,431,710	$1,319,909
Accounts payable and accrued liabilities	153,383	166,848
Deferred income taxes	1,163	14,284
Deferred management rights proceeds	183,119	183,423
Dividends payable	36,868	29,133
Derivative liabilities	—	134,477
Other liabilities	145,629	142,019
Stockholders’ equity	379,562	401,407

Total liabilities and stockholders’ equity	$2,331,434	$2,391,500

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2015		2014		2015		2014
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$312,120		$291,612		$1,092,124		$1,040,991
Net income	$38,899		$62,678		$111,511		$126,452
Benefit for income taxes	(8,430)		(1,096)		(11,855)		(1,467)
Other (gains) and losses, net	(7,215)		(28,008)		10,889		(23,400)
Net loss on the extinguishment of debt	—		—		—		2,148
Interest expense, net	13,135		10,165		51,517		49,372
Depreciation & amortization	28,916		28,010		114,383		112,278

EBITDA	65,305	20.9%	71,749	24.6%	276,445	25.3%	265,383	25.5%
Preopening costs	—		11		909		11
Non-cash lease expense	1,341		1,370		5,364		5,481
Equity-based compensation	1,576		1,554		6,158		5,773
Pension settlement charge	763		—		2,356		—
Impairment charges	16,310		—		19,200		—
Interest income on Gaylord National bonds	2,990		2,998		12,337		12,054
Other gains and (losses), net	7,215		28,008		(10,889)		23,400
Gain on Peterson LOI	—		(26,135)		—		(26,135)
(Gain) loss on warrant settlements	—		(1,822)		20,246		4,243
(Gain) loss on disposal of assets	(7,202)		(50)		(7,058)		870

Adjusted EBITDA	$88,298	28.3%	$77,683	26.6%	$325,068	29.8%	$291,080	28.0%

Hospitality segment
Revenue	$287,472		$269,931		$994,603		$954,166
Operating income	$40,074		$47,491		$169,383		$162,524
Depreciation & amortization	26,701		26,019		105,876		103,422
Preopening costs	—		11		851		11
Non-cash lease expense	1,341		1,370		5,364		5,481
Impairment charges	16,310		—		19,200		—
Interest income on Gaylord National bonds	2,990		2,998		12,337		12,054
Other gains and (losses), net	—		—		2,317		2,377
Loss on disposal of assets	—		—		138		—

Adjusted EBITDA	$87,416	30.4%	$77,889	28.9%	$315,466	31.7%	$285,869	30.0%

Entertainment segment (previously Opry and Attractions)
Revenue	$24,648		$21,681		$97,521		$86,825
Operating income	$4,512		$4,830		$24,353		$21,752
Depreciation & amortization	1,548		1,275		5,747		5,258
Preopening costs	—		—		58		—
Equity-based compensation	145		133		629		519
Other gains and (losses), net	—		—		—		152
Gain on disposal of assets	—		—		—		(152)

Adjusted EBITDA	$6,205	25.2%	$6,238	28.8%	$30,787	31.6%	$27,529	31.7%

Corporate and Other segment
Operating loss	$(8,197)		$(8,582)		$(31,674)		$(31,171)
Depreciation & amortization	667		716		2,760		3,598
Equity-based compensation	1,431		1,421		5,529		5,254
Pension settlement charge	763		—		2,356		—
Impairment charges	—		—		—		—
Other gains and (losses), net	7,215		28,008		(13,206)		20,871
Gain on Peterson LOI	—		(26,135)		—		(26,135)
(Gain) loss on warrant settlements	—		(1,822)		20,246		4,243
(Gain) loss on disposal of assets	(7,202)		(50)		(7,196)		1,022

Adjusted EBITDA	$(5,323)		$(6,444)		$(21,185)		$(22,318)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2015	2014	2015	2014
Consolidated
Net income	$38,899	$62,678	$111,511	$126,452
Depreciation & amortization	28,916	28,010	114,383	112,278

FFO	67,815	90,688	225,894	238,730
Non-cash lease expense	1,341	1,370	5,364	5,481
Pension settlement charge	763	—	2,356	—
Impairment charges	16,310	104	19,200	104
Gain on Peterson LOI	—	(26,135)	—	(26,135)
Loss on extinguishment of debt	—	—	—	2,148
(Gain) loss on warrant settlements	—	(1,822)	20,246	4,243
(Gain) loss on other assets	(6,903)	(101)	(6,759)	1,007
Write-off of deferred financing costs	—	—	1,926	—
Amortization of deferred financing costs	1,330	1,427	5,507	5,959
Amortization of debt discounts	—	—	—	8,735

Adjusted FFO	$80,656	$65,531	$273,734	$240,272

Capital expenditures (1)	(15,001)	(11,437)	(50,988)	(40,356)

Adjusted FFO less maintenance capital expenditures	$65,655	$54,094	$222,746	$199,916

FFO per basic share	$1.32	$1.78	$4.41	$4.69
Adjusted FFO per basic share	$1.57	$1.28	$5.34	$4.72

FFO per diluted share (2)	$1.31	$1.76	$4.38	$4.27
Adjusted FFO per diluted share (2)	$1.56	$1.27	$5.30	$4.30

(1)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.
(2)	The GAAP calculation of diluted shares does not consider anti-dilutive effect of the Company’s purchased call options associated with its previously outstanding convertible notes. For the twelve months ended December 31, 2014, the purchased call options effectively reduce dilution by approximately 4.5 million shares of common stock.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
	2015	2014	2014 (1)	2015	2014	2014 (1)
HOSPITALITY OPERATING METRICS:

Hospitality Segment

Occupancy	76.4%	74.2%	74.2%	73.6%	73.3%	73.3%
Average daily rate (ADR)	$192.87	$183.24	$183.24	$182.56	$177.27	$177.27
RevPAR	$147.33	$136.04	$136.04	$134.44	$129.98	$129.98
OtherPAR	$229.60	$226.28	$224.13	$196.17	$192.83	$190.87
Total RevPAR	$376.93	$362.32	$360.17	$330.61	$322.81	$320.85

Revenue	$287,472	$269,931	$268,332	$994,603	$954,166	$948,363
Adjusted EBITDA	$87,416	$77,889	$77,889	$315,466	$285,869	$285,869
Adjusted EBITDA Margin	30.4%	28.9%	29.0%	31.7%	30.0%	30.1%

Same-Store Hospitality Segment (2)

Occupancy	76.9%	74.2%	74.2%	73.9%	73.3%	73.3%
Average daily rate (ADR)	$192.83	$183.24	$183.24	$182.34	$177.27	$177.27
RevPAR	$148.38	$136.04	$136.04	$134.80	$129.98	$129.98
OtherPAR	$234.59	$226.28	$224.13	$199.34	$192.83	$190.87
Total RevPAR	$382.97	$362.32	$360.17	$334.14	$322.81	$320.85

Revenue	$285,320	$269,931	$268,332	$987,631	$954,166	$948,363
Adjusted EBITDA	$86,856	$77,889	$77,889	$312,970	$285,869	$285,869
Adjusted EBITDA Margin	30.4%	28.9%	29.0%	31.7%	30.0%	30.1%

Gaylord Opryland

Occupancy	81.5%	80.1%	80.1%	74.9%	76.2%	76.2%
Average daily rate (ADR)	$186.21	$174.94	$174.94	$170.42	$167.53	$167.53
RevPAR	$151.75	$140.18	$140.18	$127.66	$127.60	$127.60
OtherPAR	$213.66	$200.94	$198.75	$175.79	$168.49	$166.59
Total RevPAR	$365.41	$341.12	$338.93	$303.45	$296.09	$294.19

Revenue	$96,886	$90,446	$89,865	$319,211	$311,461	$309,466
Adjusted EBITDA	$31,515	$26,539	$26,539	$107,791	$100,181	$100,181
Adjusted EBITDA Margin	32.5%	29.3%	29.5%	33.8%	32.2%	32.4%

Gaylord Palms

Occupancy	79.4%	73.7%	73.7%	74.6%	75.6%	75.6%
Average daily rate (ADR)	$184.05	$171.68	$171.68	$173.17	$169.80	$169.80
RevPAR	$146.08	$126.51	$126.51	$129.25	$128.29	$128.29
OtherPAR	$258.17	$229.09	$226.21	$218.14	$216.26	$213.73
Total RevPAR	$404.25	$355.60	$352.72	$347.39	$344.55	$342.02

Revenue	$52,291	$45,996	$45,624	$178,279	$176,818	$175,522
Adjusted EBITDA	$14,375	$11,493	$11,493	$50,768	$48,900	$48,900
Adjusted EBITDA Margin	27.5%	25.0%	25.2%	28.5%	27.7%	27.9%

Gaylord Texan

Occupancy	79.7%	72.3%	72.3%	76.7%	70.9%	70.9%
Average daily rate (ADR)	$201.17	$189.34	$189.34	$192.66	$182.23	$182.23
RevPAR	$160.34	$136.87	$136.87	$147.69	$129.12	$129.12
OtherPAR	$307.06	$314.84	$312.25	$252.09	$237.92	$235.94
Total RevPAR	$467.40	$451.71	$449.12	$399.78	$367.04	$365.06

Revenue	$64,975	$62,793	$62,433	$220,486	$202,430	$201,338
Adjusted EBITDA	$22,383	$21,594	$21,594	$76,878	$63,724	$63,724
Adjusted EBITDA Margin	34.4%	34.4%	34.6%	34.9%	31.5%	31.7%

Gaylord National

Occupancy	66.9%	66.9%	66.9%	70.0%	69.6%	69.6%
Average daily rate (ADR)	$216.54	$214.62	$214.62	$208.79	$205.04	$205.04
RevPAR	$144.97	$143.62	$143.62	$146.06	$142.72	$142.72
OtherPAR	$223.35	$222.84	$221.29	$205.35	$201.73	$199.78
Total RevPAR	$368.32	$366.46	$364.91	$351.41	$344.45	$342.50

Revenue	$67,636	$67,295	$67,009	$256,020	$250,948	$249,528
Adjusted EBITDA	$16,571	$16,253	$16,253	$72,725	$68,728	$68,728
Adjusted EBITDA Margin	24.5%	24.2%	24.3%	28.4%	27.4%	27.5%

The AC Hotel at National Harbor (3)

Occupancy	52.7%	n/a	n/a	57.8%	n/a	n/a
Average daily rate (ADR)	$195.87	n/a	n/a	$198.38	n/a	n/a
RevPAR	$103.30	n/a	n/a	$114.61	n/a	n/a
OtherPAR	$18.55	n/a	n/a	$17.92	n/a	n/a
Total RevPAR	$121.85	n/a	n/a	$132.53	n/a	n/a

Revenue	$2,152	n/a	n/a	$6,972	n/a	n/a
Adjusted EBITDA	$560	n/a	n/a	$2,496	n/a	n/a
Adjusted EBITDA Margin	26.0%	n/a	n/a	35.8%	n/a	n/a

The Inn at Opryland (4)

Occupancy	74.7%	78.7%	78.7%	73.8%	72.7%	72.7%
Average daily rate (ADR)	$120.32	$110.21	$110.21	$121.80	$111.15	$111.15
RevPAR	$89.82	$86.74	$86.74	$89.93	$80.77	$80.77
OtherPAR	$37.03	$35.23	$35.23	$33.38	$32.33	$32.33
Total RevPAR	$126.85	$121.97	$121.97	$123.31	$113.10	$113.10

Revenue	$3,532	$3,401	$3,401	$13,635	$12,509	$12,509
Adjusted EBITDA	$2,012	$2,010	$2,010	$4,808	$4,336	$4,336
Adjusted EBITDA Margin	57.0%	59.1%	59.1%	35.3%	34.7%	34.7%

(1)	Shown pro forma to present 2014 results with an accounting change related to parking fees as stipulated by the hospitality industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, which became effective in January 2015. Prior to 2015, all revenue and expense associated with managed parking services at our hotels were reported on a gross basis. Beginning in 2015, only the net fee received from the parking manager is recorded as revenue.
(2)	Same-store excludes the AC Hotel at National Harbor.
(3)	The AC Hotel at National Harbor opened in April 2015.
(4)	Includes other hospitality revenue and expense.

Ryman Hospitality Properties, Inc. and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

and Adjusted Funds From Operations (“AFFO”) reconciliation:

	GUIDANCE RANGE
	FOR FULL YEAR 2016
	Low	High
Ryman Hospitality Properties, Inc.
Net Income	$136,200	$157,200
Provision (benefit) for income taxes	10,000	8,000
Other (gains) and losses, net	—	—
Interest expense	68,000	66,000
Interest income	(11,300)	(11,300)

Operating Income	202,900	219,900
Depreciation and amortization	111,600	111,600

EBITDA	314,500	331,500
Non-cash lease expense	5,200	5,200
Preopening expense	—	—
Equity based compensation	6,000	6,000
Pension settlement charge, Other	2,000	2,000
Other gains and (losses), net	—	—
Interest income	11,300	11,300

Adjusted EBITDA	$339,000	$356,000

Hospitality Segment [1]
Operating Income	$212,100	$223,100
Depreciation and amortization	102,400	102,400

EBITDA	314,500	325,500
Non-cash lease expense	5,200	5,200
Preopening expense	—	—
Equity based compensation	—	—
Other gains and (losses), net	—	—
Interest income	11,300	11,300

Adjusted EBITDA	$331,000	$342,000

Entertainment Segment
Operating Income	$24,600	$28,600
Depreciation and amortization	5,700	5,700

EBITDA	30,300	34,300
Equity based compensation	700	700

Adjusted EBITDA	$31,000	$35,000

Corporate and Other Segment
Operating Income	$(33,800)	$(31,800)
Depreciation and amortization	3,500	3,500

EBITDA	(30,300)	(28,300)
Equity based compensation	5,300	5,300
Pension settlement charge, Other	2,000	2,000
Other gains and (losses), net	—	—

Adjusted EBITDA	$(23,000)	$(21,000)

Ryman Hospitality Properties, Inc.
Net income	$136,200	$157,200
Depreciation & amortization	111,600	111,600

Funds from Operations (FFO)	247,800	268,800
Non-cash lease expense	5,200	5,200
Amortization of DFC	5,400	5,200
Deferred tax expense	7,600	7,600
Pension settlement charge	2,600	2,200

Adjusted FFO	$268,600	$289,000

1	Hospitality includes AC Hotel